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_________________________

                      Form 5

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
              Washington, D. C.  20549

Annual Statement of Changes in Beneficial Ownership

Filed pursuant to Section 16(a) of the Securities
Exchange Act of 1934, Section 17(a) of the Public
Utility Holding Company Act of 1935 or Section
30(h) of the Investment Company Act of 1940

[X] Check this box if no longer subject to Section
16.  Form 4 or Form 5 obligations may continue.
See Instruction 1 (b).

[ ] Form 3 Holdings Report

[ ] Form 4 Transactions Report

(Print or type responses)
__________________________________________________

1. Name and Address of Reporting Person*

   Brown        Albert             G.
__________________________________________________
   (Last)           (First)           (Middle)

   22718 Lone Eagle Road
__________________________________________________
         (Street)

   Apple Valley CA 92308
__________________________________________________
   (City)     (State)    (Zip)
__________________________________________________

2. Issuer Name and Ticker or Trading Symbol

             Pismo Coast Village, Inc.
__________________________________________________

3. IRS Identification Number of Reporting
   Person, If an Entity (Voluntary)


__________________________________________________

4. Statement for Month/Year

   03/2003
__________________________________________________

5.  If Amendment, Date of Original (Month/Year)

__________________________________________________

6.  Relationship of Reporting Persons to Issuer
       (Check all applicable)

    X  Director

   ___ 10% Owner

   ___ Officer (give title)

    X  Other (specify) Mr. Brown passed away March 24, 2003

__________________________________________________
7. Individual or Joint/Group Filing
   (Check Applicable Line)

    X  Form filed by one reporting Person

   ___ Form filed by More than One Reporting
       Person

==========================================================================================
                               Table I - Non-Derivative Securities
                           Acquired, Disposed of, or Beneficially Owned
==========================================================================================
1.      |2.     |2A.      |3.    |4.                |5.            |6.        |7.        |
Title   |Trans- |Deemed   |Trans-|Securities        |Amount of     |Ownership |Nature    |
of      |action |Execution|action|Acquired (A) or   |Securities    |Form:     |Of        |
Security|Date   |Date     |Code  |Disposed (D)of    |Beneficially  |Direct (D)|Indirect  |
        |(M/D/Y)|(M/D/Y)  |      |Amount|(A)|Price  |Owned at end  |or        |Beneficial|
        |       |         |      |       |or |      |of Issuer's   |Indirect  |Ownership |
        |       |         |      |       |(D |      |Fiscal Year   |(I)       |          |
________|_______|_________|______|_______|___|______|______________|__________|__________|
Common  |3/24/03| N/A     | N/A  |N/A    |N/A|  N/A |2 shares      |    N/A   |   N/A    |



================================================================================================
           Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                    (e.g., Puts, calls, warrants, options, convertible securities)
================================================================================================
1.  |2.    |3.    |3A.    |4.    |5.      |6.         |7.          |8.   |9.     |10.   |11.   |
Ti- |Con-  |Trans-|Deemed |Trans-|Number  |Date       |Title and   |Price|Number |Owner-|Nature|
tle |ver-  |action|Execu- |action|of Deri-|Exercisable|Amount of   |of   |of     |ship  |of    |
of  |sion  |Date  |tion   |Code  |vative  |and        |Underlying  |Deri-|Deri-  |of    |In-   |
De- |or    |(M/D/Y|Date   |      |Securi- |Expiration |Securities  |va-  |vative |De-   |direct|
ri  |Exer- |      |(M/D/Y)|      |ties    |Date       |            |tive |Secur- |riva- |Bene- |
va- |cise  |      |       |      |Acquired|(M/D/Y)    |            |Sec- |ties   |tive  |ficial|
tive|Price |      |       |      |(A) or  |           |            |urity|Benefi-|Secur-|Owner-|
Sec-|of    |      |       |      |Disposed|           |            |     |cially |ities |ship  |
ur- |Deri- |      |       |      |(D) of  |           |            |     |Owned  |Direct|      |
ity |vative|      |       |      |        |           |            |     |at end |(D) or|      |
    |Secur-|      |       |      |________|___________|____________|     |of Year|Indi- |      |
    |ity   |      |       |      |(A)|(D) |Date |Ex-  |Title|Amount|     |       |ect   |      |
    |      |      |       |      |   |    |Exer-|pira-|     |or    |     |       |(I)   |      |
    |      |      |       |      |   |    |cisa-|tion |     |Number|     |       |      |      |
    |      |      |       |      |   |    |ble  |Date |     |of    |     |       |      |      |
    |      |      |       |      |   |    |     |     |     |Shares|     |       |      |      |
____|______|______|_______|______|___|____|_____|_____|_____|______|_____|_______|______|______|

____|______|______|_______|____|_|___|____|_____|_____|_____|______|_____|_______|______|______|


Explanation of Responses:


 /S/ JAY JAMISON, ASST. CORPORATE SECRETARY   March 26, 2003
 **Signature of Reporting Person                 Date

** Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.  See 18 U. S. C. 1001 and 15
U. S. C. 78 ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient see Instruction 6 for procedure.